Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-202215

€300,000,000

General Mills, Inc.

Floating Rate Notes due 2019

Pricing Term Sheet

March 16, 2017

Issuer:	General Mills, Inc.

Issuer Ratings*:	A3/BBB+/BBB+ (Moody’s/S&P/Fitch)

Principal Amount:	€300,000,000

Offering Format:	SEC Registered

Maturity:	March 20, 2019

Price to Public:	100.00%

Interest Rate Basis:	3-month EURIBOR

Spread:	+20 basis points

Minimum Interest Rate:	0.00% per annum

Interest Payment Dates:	Quarterly on March 20, June 20, September 20 and December 20, commencing on June 20, 2017

Interest Reset Dates:	Quarterly on March 20, June 20, September 20 and December 20, commencing on June 20, 2017

Initial Interest Determination Date:	March 16, 2017

Day Count Convention:	Actual/360; Modified Following, Adjusted

Optional Redemption Provisions:	None

Change of Control Offer to Purchase:	If a change of control triggering event occurs, General Mills will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Trade Date:	March 16, 2017

Settlement Date:	T+2; March 20, 2017

Denominations:	€100,000 and higher multiples of €1,000

ISIN:	XS1584979055

Sole Book-Running Manager:	Deutsche Bank AG, London Branch

* Note: A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch toll-free at 1-800-503-4611.

This pricing term sheet supplements the preliminary form of Prospectus Supplement issued by General Mills, Inc. on March 16, 2017 relating to its Prospectus dated February 20, 2015.

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